Exhibit 107

Calculation of Filing Fee Tables

F-3
(Form Type)

Antelope Enterprise Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares underlying the Investor Warrants	457(o)	1,666,667	(1)	$0.80	(3)	$1,333,333.6	.0001102	$146.93

Fees to Be Paid	Equity	Ordinary Shares underlying the Placement Agent Warrants	457(o)	166,667	(2)	$0.75	(3)	$125,000.25	.0001102	$13.78

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$1,458,333.85		$160.71
	Total Fees Previously Paid									$0
	Total Fee Offsets									$-
	Net Fee Due									$160.71

(1)	Represents up to 1,666,667 ordinary shares of the registrant, $0.024 par value per share, issuable upon the exercise of certain ordinary share purchase warrants at an exercise price of $0.80 per share, which were issued to certain investors as identified in the “Selling Shareholders” section in this registration statement in connection with a private placement that closed in October 2022 (the “Investor Warrants”).

(2)	Represents up to 166,667 ordinary shares, issuable upon the exercise of certain ordinary share purchase warrants at an exercise price of $0.75 per share, which were issued to certain investors as identified in the “Selling Shareholders” section in this registration statement in connection with a private placement that closed in October 2022 (the “Placement Agent Warrants”).

(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.